                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): August 27, 2001




                       Williams Communications Group, Inc.
             (Exact name of registrant as specified in its charter)



             Delaware                  1-15343                  73-1462856
         (State or other           (Commission               (I.R.S. Employer
         jurisdiction of           File Number)             Identification No.)
         incorporation)



         One Williams Center, Tulsa, Oklahoma                        74172
         (Address of principal executive offices)                  (Zip Code)




        Registrant's telephone number, including area code: 918-573-6000




                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

         Williams Communications Group, Inc. (the "Registrant") has reached a bankruptcy settlement agreement with Winstar Communications, Inc. On April 18, 2001, Winstar Communications, Inc., the parent company of Winstar Wireless, Inc. ("Winstar Wireless"), announced that it filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Under the bankruptcy settlement, the Registrant and Winstar Wireless have amended their 1998 agreement for the Registrant's 25-year indefeasible right to use a percentage of the wireless local capacity of Winstar Wireless. The amendment limits the Registrant's total capital expenditure to the amount which was paid before March 31, 2001, for capacity on 200 of 270 hubs or antennae sites, increases the amount of capacity the Registrant can utilize on the 200 hubs and cancels Registrant's remaining payments for the undelivered hubs. The amendment also shortens the term of the original agreement to a 20-year term ending July, 2021 from the original termination in December, 2023. As noted in the Registrant's report on Form 8-K filed April 23, 2001, continued developments in the bankruptcy proceedings could still impair the Registrant's ability to realize or recover its investment in the wireless hub capacity.

         Under the settlement, the Registrant and Winstar Wireless entered into a mutual release of claims against each other for services and payments provided or made to each other prior to June 30, 2001. The Registrant agreed to provide services to Winstar Wireless for up to 18 months while Winstar Wireless is under bankruptcy protection. Payment for on-network services will be deferred and secured on an equal and pro-rata basis with Winstar's post-bankruptcy lenders. Any off-network services must be paid for in cash on a monthly basis. Winstar also released any claims over 2 fibers in which it had a right to use and 2 fibers in which it had an option to purchase a right to use.

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         WILLIAMS COMMUNICATIONS GROUP, INC.




                                         /s/ SHAWNA L. GEHRES
Date: September 11, 2001                 --------------------------------
                                         Name:    Shawna L. Gehres
                                         Title:   Assistant Corporate Secretary